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                                                                    Exhibit 99.1

                          CONSENT OF DIRECTOR NOMINEE


     The undersigned hereby consents to the inclusion of the information regarding the undersigned in the Registration Statement on Form S-4 (the "Registration Statement") of Zany Brainy, Inc. ("Zany") and any amendment thereto, in connection with the undersigned being a director nominee of Zany. The undersigned hereby further consents to being named in the Registration Statement and any amendment thereto as a director nominee of Zany and that upon election as a director of Zany in accordance with its Amended and Restated Bylaws, the undersigned will serve as a director of Zany until her successor is duly elected and qualified.


                                         /s/ Mary Ann Tocio
Date:  May 17, 2000               __________________________________________
                                   Name:  Mary Ann Tocio